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                                                                        Ex4(vii)

                     GE LIFE AND ANNUITY ASSURANCE COMPANY
                      MONTHLY INCOME BENEFIT ENDORSEMENT
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The Contract to which this endorsement is attached is amended as follows:

Monthly Income Benefit

The following sentence is deleted:

"The monthly income will be a Fixed Income Payment similar to that described in the provision titled 'Fixed Income Options' under the Optional Payment Plans section;"

and replaced by the following sentence:

"The monthly income will be a Variable Income Payment similar to that described in the provision titled 'Variable income Options' under the Optional Payment Plans section.

For GE Life and Annuity Assurance Company,


                                          /s/ Pamela S. Schutz

                                            Pamela S. Schutz
                                               President